Exhibit 99.1

NTN Buzztime, Inc. Amends Credit Agreement, Increasing Access to Short-term Capital

CARLSBAD, Calif., March 11, 2016 — NTN Buzztime, Inc. (NYSE MKT: NTN), a leader in interactive entertainment and innovative dining technology, amended its credit agreement with East West Bank to increase the company’s access to short-term capital.

“We are excited about our progress in stabilizing the business and turning Adjusted EBITDA positive,” said Allen Wolff, NTN Buzztime CFO. “We are taking steps to improve our capital structure and expand our liquidity as we prepare for growth. Amending our agreement with East West Bank increases our access to short-term capital, and we believe this demonstrates our financial partner has confidence in our ability to execute our plan. We look forward to sharing more about our vision to better align cash flow with our revenue cycle, which we expect will put the company in a stronger financial position, on our fourth quarter 2015 results conference call.”

The original East West Bank credit agreement allowed the company to borrow up to the lesser of $7.5 million under a revolving line and an amount based on the company’s borrowing base, plus a $2.5 million accordion feature, which provided the company up to $10.0 million in total borrowing capacity. The amendment allows the company to borrow up to an additional $2.0 million sublimit that is not subject to any borrowing base formula. The amount of the revolving line and the accordion feature are unchanged. The amendment also modifies the borrowing base formula, which as a result reduces the company’s current borrowing availability under the credit facility, so that the net impact to the company’s short-term borrowing capacity under the credit facility increased by approximately $1.5 million. The proceeds will be used to fund strategic growth initiatives and general working capital.

Additional information regarding the amendment will be available in the company’s current report on Form 8-K to be filed with the SEC.

Conference Call

Management will review the results on a conference call with a live question and answer session today, March 11, 2016, at 12:00 P.M. ET. To access the conference call, please dial (877) 307-1373, if calling from the United States or Canada, or (678) 224-7873, if calling internationally, and use passcode 61278824. A replay of the call will be available until March 13, 2016, which can be accessed by dialing (855) 859-2056, if calling from the United States or Canada, or (404) 537-3406, if calling internationally. Please use passcode 61278824 to access the replay. The call will also be accompanied live by webcast over the Internet and accessible at the Company’s Web site at http://www.buzztime.com.

About Buzztime:

Buzztime (NYSE MKT: NTN) delivers interactive entertainment and innovative dining technology to bars and restaurants in North America. Venues license Buzztime’s customizable solution to differentiate themselves via competitive fun by offering guests trivia, card, sports and arcade games, nationwide competitions, personalized menus and self-service dining features. Buzztime’s platform improves operating efficiencies, creates connections among the players and venues, and amplifies guests’ positive experiences. Founded in 1984, Buzztime has accumulated over 9 million player registrations and over 115 million games were played in 2015 alone. For more information, please visit http://www.buzztime.com or follow us on Facebook or Twitter @buzztime.

Forward-looking Statements

This release contains forward-looking statements which reflect management’s current views of future events and operations, including but not limited to statements about our growth plans, capital structure and liquidity. These statements are based on current expectations and assumptions that are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include the risks of unsuccessful execution or launch of products, platforms or brands, risks associated with customer retention and growth plans, and adverse economic conditions. Please see NTN Buzztime, Inc.’s recent filings with the Securities and Exchange Commission for information about these and other risks that may affect the Company. All forward-looking statements included in this release are based on information available to us on the date hereof. These statements speak only as of the date hereof and NTN Buzztime, Inc. does not undertake to publicly update or revise any of its forward-looking statements, even if experience or future changes show that the indicated results or events will not be realized.

IR AGENCY CONTACT:

Kirsten Chapman/Becky Herrick, LHA

buzztime@lhai.com

415-433-3777